Exhibit 2

ASSET TRANSFER AGREEMENT

THIS AGREEMENT is effective as of the 12th day of December 2012.

BETWEEN:-

(1)	VENTRILLION MANAGEMENT COMPANY, a company incorporated in the Seychelles with its registered address at Oliaji Trade Center – 1st Floor, Victoria, Mahe, Seychelles (“Ventrillion”);

(2)	CHATEAU ASSET MANAGEMENT SPC, an exempted segregated portfolio company incorporated under the laws of the Cayman Islands, having its registered address at 1st Floor, Windward 1, Regatta Office Park, P.O. Box 10338, Grand Cayman, KY1-1003, Cayman Islands (“CAM”), for and on behalf of the ASEAN Mining Development Special Assets Segregated Portfolio; and

(3)	PT CHATEAU CAPITAL, an Indonesian limited liability company having its registered address at Wisma GKBI 38th Floor, Jl. Jend. Sudirman Kav. 28, Jakarta 10210, Indonesia (“PTCC”).

WHEREAS:-

(A)	On December 6, 2011, Ventrillion entered into a Funding Agreement with PTCC (the “FA”) pursuant to which Ventrillion committed to provide minimum initial funding of US$5 million for an Indonesian coal upgrading joint venture;

(B)	In lieu of Ventrillion’s obligations under the FA, Ventrillion and PTCC have now agreed that Ventrillion will deliver to CAM certain other assets, and that such delivery will constitute settlement of Ventrillion’s remaining financial commitments to PTCC under the FA, upon the terms and subject to the conditions contained herein.

NOW IT IS HEREBY AGREED as follows:-

1.	DEFINITIONS

1.1	In this Agreement unless the context otherwise requires:-

“Closing”	means the completion of the transfer of the Settlement Assets from Ventrillion to CAM pursuant to Clause 5;

“Closing Date”	means the date on which the Settlement Assets are transferred pursuant to the terms of this Agreement;

“Encumbrance”	means all liens, charges, security interests, encumbrances, debentures, pledges, options, equitable rights and interests, rights of pre-emption, mortgages and any agreement or arrangement to create any of the foregoing;

“Effective Date”	means the effective date of Agreement as set forth at the beginning hereof;

Party” or “Parties”	means CAM, PTCC or Ventrillion; or all of them;

“Settlement Assets”	means the assets to be delivered by Ventrillion to CAM pursuant to the terms of Clause 3 of this Agreement; and

1.2	The words “hereof”, “herein” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.3	Where the context otherwise requires, words importing the singular number include the plural number and vice versa.

1.4	The headings to the clauses hereof shall not be deemed to be a part thereof or be taken into consideration in the interpretation or construction thereof or of this Agreement.

1.5	Except to the extent that the context otherwise requires, any reference to this “Agreement” includes this Agreement as from time to time amended, restated, varied, modified or supplemented and any document which is supplemental hereto or which is expressed to be collateral herewith or which is entered into pursuant to or in accordance with the terms hereof. Any reference in this Agreement to any agreement, document or instrument shall be construed as a reference to such agreement, document or instrument as the same may have been, or may from time to time be amended, restated, varied, modified or supplemented, and includes any document which amends, restates, varies, modifies or supplements such agreement, document or instrument.

1.6	References to the “Clauses” are to the clauses of this Agreement (unless the context otherwise requires).

2.	SETTLEMENT, RELEASE, WAIVER AND DISCHARGE

2.1	Subject to the Parties’ rights to enforce the terms of this Agreement and the satisfaction of all Claims against Ventrillion by their performance of clause 2, PTCC agrees that it is entering into this Agreement in full and final settlement of each and any Claim which it has or may have against any Ventrillion, and as of the Closing Date, from the beginning of time through the Closing Date and until forever thereafter, fully and finally releases, waives and discharges Ventrillion from any such Claim.

2.2	Subject to Ventrillion’s performance of its obligations under this Agreement, each of PTCC and CAM agrees not to sue, commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against Ventrillion any action, suit, or other proceeding concerning, relating to or arising out of the Claims.

2.3	This Agreement is entered into in connection with the compromise of disputed matters as well as in light of other considerations. It is not, and shall not be represented or construed by the Parties or by any third party as an admission of liability or wrongdoing on the part of any Party to this Agreement or any other person or entity.

3.	TRANSFER OF THE SETTLEMENT ASSETS

3.1	Each of Ventrillion and CAM shall, within 90 days of the Effective Date, enter into a written agreement setting forth a description of the assets to be delivered by Ventrillion to CAM hereunder, provided that the fair market value of the assets to be delivered by Ventrillion to CAM pursuant to the terms hereof shall not be less than US$5 million. Immediately thereafter, Ventrillion shall, as legal and beneficial owner of the Settlement Assets, transfer to CAM the Settlement Assets free from all Encumbrances and together with all rights and benefits now or hereafter attaching thereto and CAM shall acquire and accept the Settlement Assets from Ventrillion.

3.2	PTCC hereby confirms that the transfer of the Settlement Assets at Closing by Ventrillion shall constitute full and final satisfaction of any claims that PTCC may have against Ventrillion under the FA. PTCC shall deliver to Ventrillion on the Closing Date a written discharge of any claims that it may have against Ventrillion under the FA.

4.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS BY VENTRILLION

4.1	Ventrillion hereby represents and warrants to and undertakes with each of PTCC and Chateau as of the Effective Date and as of the Closing Date that it is the legal and beneficial owner of the Settlement Assets, free and clear of all and any Encumbrances.

5.	CLOSING

5.1	Subject as provided in Clause 5.2, Closing shall take place on the Closing Date and at such place as the Parties may agree.

5.2	On the Closing Date, Ventrillion shall procure the delivery to CAM of all documentation which may be required under applicable law to effect a full and complete transfer of title of the Settlement Assets from Ventrillion to CAM.

5.3	If any of the requirements stated in this Clause are not fulfilled, any non-defaulting Party shall be entitled to defer Closing to a date not falling more than 60 days after the proposed Closing Date in which event the provisions of this Clause 5 shall apply, mutatis mutandis.

6.	FURTHER ASSURANCE

Ventrillion shall execute such documents and other agreements and take such further actions as may be reasonably required or desirable to carry out the provisions and the transaction contemplated by this Agreement.

7.	CONFIDENTIALITY

7.1	Each Party undertakes that (unless the prior written consent of each of the other Parties shall first have been obtained) it shall, and shall procure that its Agents shall, keep confidential and not by failure to exercise due care or otherwise by any act or omission disclose to any person the existence or terms of this Agreement or the contents of the discussions and negotiations which have led up to this Agreement (the “Confidential Information”).

7.2	The consent referred to in Clause 7.1 shall not be required for disclosure by a Party of any Confidential Information:

(a)	to its professional advisers who are bound to such Party by a duty of confidence which applies to any information disclosed, which duty of confidence should be no less strict than the duty of confidence provided for herein;

(b)	to the extent required by applicable law or by the regulations of any stock exchange or regulatory or supervisory authority to which such Party is subject or pursuant to any order of court or other competent authority or tribunal;

(c)	to the extent that the relevant Confidential Information is in the public domain otherwise than by breach of this Agreement by such Party; and

(d)	to the extent required to enforce the terms of this Agreement;

which is disclosed to such Party by a third party who is not in breach of any undertaking or duty as to confidentiality whether express or implied.

7.3	If a Party intends, in circumstances contemplated by Clause 7.2, to disclose any Confidential Information, such Party shall give to the other Parties written notice within five business days of such disclosure.

8.	GOVERNING LAW; DISPUTE RESOLUTION

8.1	This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands.

8.2	The Parties agree that any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Jakarta, Indonesia, before the Indonesia National Board of Arbitration (“BANI”) in accordance with the rules of BANI which are for the time being in force, which rules are deemed to be incorporated by reference in this clause. The language of the arbitration shall be English.

9.	ASSIGNMENT

CAM may transfer all or part of its rights under this Agreement to receive the Settlement Assets on Closing to any party designated by it upon written notice to Ventrillion.

10.	AMENDMENT

This Agreement shall not be modified or amended except with the prior consent in writing of the Parties under this Agreement.

11.	COUNTERPARTS

This Agreement may be executed by the Parties in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument.

12.	MISCELLANEOUS

12.1	This Agreement represents the entire understanding and constitutes the whole agreement in relation to its subject matter and supersedes any previous agreement between the Parties with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom, usage or course of dealing.

12.2	Each party confirms that:

(a)	in entering into this Agreement it has not relied on any representation, warranty, assurance, covenant, indemnity, undertaking or commitment which is not expressly set out in this Agreement; and

(b)	in any event, without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement, the only rights or remedies in relation to any representation, warranty, assurance, covenant, indemnity, undertaking or commitment given or action taken in connection with this Agreement are pursuant to this Agreement, and for the avoidance of doubt and without limitation, neither party has any other right or remedy (whether by way of a claim for contribution or otherwise) in tort (including negligence) or for misrepresentation (whether negligent or otherwise, and whether made prior to, and/or in, this Agreement).

12.3	If any provision or part of this Agreement is found to be void or unenforceable, it shall be deemed to be deleted and the remaining provisions of this Agreement shall continue in full force and effect.

12.4	This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF this Agreement has been executed by the parties hereto.

SIGNED by
For and on behalf of		)
VENTRILLION MANAGEMENT COMPANY		)
In the presence of: -		)

			Name:	Lee Bok Leong
			Designation:	Director

Name:

SIGNED by		)
For and on behalf of		)
CHATEAU ASSET MANAGEMENT SPC,		)
FOR AND ON BEHALF OF THE ASEAN		)
MINING DEVELOPMENT SPECIAL ASSETS		)
SEGREGATED PORTFOLIO		)
In the presence of: -		)

			Name:	David Boren
			Designation:	Director

Name:	Amalia Darmawaty

SIGNED by		)
For and on behalf of		)
PT CHATEAU CAPITAL,		)
In the presence of: -		)

			Name:	David Rickard
			Designation:	Director

Name:	Amalia Darmawaty

VENTRILLION MANAGEMENT COMPANY

(“Ventrillion”)

and

CHATEAU ASSET MANAGEMENT SPC,

(“CAM”)

FOR AND ON BEHALF OF THE

ASEAN MINING DEVELOPMENT SPECIAL ASSETS

SEGREGATED PORTFOLIO

and

PT CHATEAU CAPITAL,

(“PTCC”)

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ASSET TRANSFER AGREEMENT

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